Exhibit 16.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Nuzee, Inc.

We consent to the inclusion in the foregoing Registration Statement on Form S-1 of our report dated January 10, 2014, relating to our audit of the balance sheet of Nuzee, Inc. as of September 30, 2012, and the related statements of operations, changes in stockholders’ equity and cash flows for the year then ended.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ Anton & Chia, LLP

Newport Beach, California

June 18, 2014

4400 MacArthur Blvd. Suite 970 Newport Beach, CA 92660 Tel. 949.769.8905 Fax: 949.623.9885 info@ancsecservices.com